NEWS RELEASE
For Immediate Release

EMERITUS ANNOUNCES OPERATING RESULTS FOR
FIRST QUARTER 2012

SEATTLE, WA, May 3, 2012 - Emeritus Corporation (NYSE: ESC), a national provider of senior living services, today announced its first quarter 2012 results.

Operating Summary for First Quarter 2012 Compared to First Quarter 2011

•	Total revenues increased $22.8 million, or 7.6%, to $323.0 million
•	Adjusted EBITDAR increased $8.3 million, or 10.3%, to $89.3 million
•	CFFO per share, as adjusted, increased 15.2% to $0.38
•	Same community average monthly revenue per occupied unit was steady at $4,104
•	Same community average occupancy increased 20 basis points to 86.7%
•	Same community operating margin increased to 33.2% from to 33.0%

Granger Cobb, President and Chief Executive Officer commented, “We achieved improvements in our community operating margins and cash flow measures consistent with plan, and we expect continued improvement as rate initiatives gain traction throughout the year.”

2012 First Quarter Consolidated Results

Total revenue in the first quarter of 2012 increased 7.6% to $323.0 million.  The $22.8 million revenue increase is due primarily to the acquisition of communities (net of dispositions), including 24 communities that the Company acquired in June 2011, which it had previously managed on behalf of a joint venture with an affiliate of Blackstone Real Estate Advisors.

Total average monthly revenue per occupied unit for the consolidated portfolio increased 1.6% to $4,124 in the first quarter of 2012 from $4,059 in the first quarter of 2011.  This increase in rate was partially due to the 24 communities added in June 2011 that had higher average rates.

In the first quarter of 2012, total average occupancy for the consolidated portfolio was 86.6% compared to 86.0% in the first quarter of 2011, a 60-basis point improvement. The increase was due to higher occupancy at acquired communities, as well as improved occupancy in the same community portfolio.

Community operating expenses increased $14.4 million to $213.5 million in the first quarter of 2012 compared to $199.0 million in the 2011 period.  Approximately $14.3 million of the increase resulted from the acquisition of communities since the first quarter of 2011 (net of dispositions); community operating expenses for our 296 same communities decreased by $0.1 million between the periods, with the remaining difference resulting from corporate expenses not allocated to communities.

Community operating income increased $8.8 million, or 9.2%, to $104.5 million in the first quarter of 2012 compared to $95.7 million in the first quarter of 2011.  As a result of continuing expense controls, community operating margin improved to 32.9%, compared to 32.5% in the first quarter of 2011.

Excluding non-cash stock-based compensation expenses, general and administrative expenses as a percent of total operated community revenue, which includes revenues of managed communities, decreased to 4.9% in the first quarter of 2012, compared to 5.1% in the first quarter of 2011.  General and administrative expenses in the first quarter of 2012 increased by less than 1.0% from the prior-year quarter.

For the first quarter of 2012, Adjusted EBITDAR increased $8.3 million, or 10.3%, to $89.3 million, with the increase primarily driven by the $8.8 million increase in community operating income.  For the quarter ended March, 31, 2012, cash from facility operations (CFFO), as adjusted, increased to $17.0 million, or $0.38 per share, compared to $14.6 million, or $0.33 per share, in the first quarter of 2011.

2012 First Quarter Same Community Results

As of March 31, 2012, the consolidated Emeritus portfolio consisted of 328 communities, of which 296 communities are included in the Company’s definition of same communities.  Total same community revenue increased $0.4 million to $289.6 million in the first quarter of 2012, due primarily to occupancy improvements.  Average occupancy increased 20 basis points to 86.7% in the first quarter of 2012 from 86.5% in the prior-year period.  Average monthly revenue per occupied unit was $4,104 in the first quarter of 2012, essentially unchanged from the corresponding period in 2011.

The Company’s same community operating expenses decreased to $193.5 million in the first quarter of 2012 compared to $193.6 million in the prior-year period, as the Company continued to benefit from cost controls implemented in 2011.  Operating expenses reflected a 0.2% decrease in salary and wages as well as decreases in health insurance and other employee benefits and utilities; these decreases were partially offset by increases in professional liability insurance and certain other expense categories.  On a per-resident-day basis, same community salaries and wages decreased by 1.9%.

Same community operating income increased by $0.5 million to $96.1 million in the first quarter of 2012 and community operating income margin increased from 33.0% to 33.2% as compared to the first quarter of 2011.

2012 Guidance Update

The Company provides guidance for the Company’s existing portfolio and excludes future acquisitions.

The Company’s guidance for 2012 is as follows:
•	Consolidated revenue in the range of $1.3 billion to $1.325 billion
•	Routine capital expenditures in the range of $24.0 million to $26.0 million
•	General and administrative expenses as a percent of total operated revenue of approximately 4.8%, excluding non-cash stock-based compensation expenses
•	CFFO, as adjusted, in the range of $1.60 to $1.70 per share

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, May 3, 2012, at 5:00 P.M. Eastern Time to discuss its financial results for the first quarter of 2012.

The conference call will be webcast live over the internet from the Company’s web site at www.emeritus.com under the “Investors” section.  The conference call can also be accessed by dialing (877) 705-6003, or for international participants (201) 493-6725.  A replay of the conference call will be available after 8:00 P.M. Eastern Time on Thursday, May 3, 2012, until midnight Eastern Time on Thursday, May 10, 2012.  The dial-in numbers for the replay are (877) 870-5176 or, for international participants, (858) 384-5517.  To access the telephonic replay, enter the conference ID 392541.

Non-GAAP Financial Measures

Adjusted EBITDA/EBITDAR and CFFO are financial measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP).  The Company believes that these non-GAAP measures are useful in identifying trends in day-to-day performance because they exclude items that are of little or no significance to operations and provide indicators to management of progress in achieving optimal operating performance.  In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in the senior living industry.  The Company strongly urges you to review the reconciliation of net loss to Adjusted EBITDA/EBITDAR and the reconciliation of net cash provided by operating activities to CFFO, provided below, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows.  The Company defines Adjusted EBITDA/EBITDAR and CFFO and provides other information about these non-GAAP measures in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, to be filed with the Securities and Exchange Commission.

The table below shows the reconciliation of net loss to Adjusted EBITDA/EBITDAR for the three months ended March 31, 2012 and 2011 (in thousands):

	Three Months Ended
	March 31,
	2012	2011
Net loss	$(19,395)	$(22,678)
Depreciation and amortization	32,570	28,087
Interest income	(104)	(111)
Interest expense	39,045	36,264
Net equity losses for unconsolidated joint ventures	392	374
Provision for income taxes	272	281
Amortization of above/below market rents	1,754	1,967
Amortization of deferred gains	(269)	(288)
Stock-based compensation	2,845	2,343
Change in fair value of derivative financial instruments	211	–
Deferred revenue	(299)	486
Deferred straight-line rent	1,202	2,492
Contract buyout costs	–	6,256
Impairment of long-lived assets	2,135	–
Gain on sale of investments	–	(1,569)
Acquisition, development, and financing expenses	321	513
Self-insurance reserve adjustments	397	32
Adjusted EBITDA	61,077	54,449
Community lease expense, net	28,215	26,537
Adjusted EBITDAR	$89,292	$80,986

The following table shows the reconciliation of net cash provided by (used in) operating activities to CFFO and CFFO as adjusted for self-insurance reserves relating to prior years, for the three months ended March 31, 2012 and 2011 (in thousands):

	Three Months Ended
	March 31,
	2012	2011
Net cash provided by (used in) operating activities	$26,192	$(266)
Changes in operating assets and liabilities, net	(1,264)	15,768
Contract buyout costs	–	6,256
Repayment of capital lease and financing obligations	(3,894)	(3,395)
Recurring capital expenditures	(4,455)	(4,322)
Distributions from unconsolidated joint ventures, net	26	550
Cash From Facility Operations	16,605	14,591
Self-insurance reserve adjustments, prior years	397	32
Cash From Facility Operations, as adjusted	$17,002	$14,623

CFFO per share	$0.37	$0.33
CFFO per share, as adjusted	$0.38	$0.33

The Company defines recurring capital expenditures as actual costs incurred to maintain our communities for their intended business purpose and exclude expenditures for acquisitions, development, expansions and general corporate purposes.

For a more detailed understanding of Emeritus, please refer to the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2012, to be filed with the SEC, or visit the Company’s web site at www.emeritus.com to obtain copies.

About Emeritus Corporation

Emeritus Corporation is the nation’s largest assisted living and memory care provider with capacity to serve approximately 49,700 residents.  More than 28,000 employees serve residents at 478 communities throughout 44 states coast to coast.  Emeritus offers the spectrum of senior residential choices, care options and life enrichment programs that fulfill individual needs and promote purposeful living throughout the aging process.  Its experts provide insights on senior living, care, wellness, brain health, caregiving and family topics at www.emeritus.com, which also offers details on the organization’s services.  Emeritus’ common stock is traded on the New York Stock Exchange under the symbol ESC.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of refinancings; our ability to control community operation expenses without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and uncertainties related to professional liability and workers’ compensation claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended

December 31, 2011 filed with the SEC.  The Company undertakes no obligation to update the information provided herein.

Contact:
Investor Relations
(206) 298-2909

Media Contacts:
Liz Brady
Liz.brady@icrinc.com
646-277-1226

Sari Martin
Sari.martin@icrinc.com
203-682-8345

EMERITUS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
 (In thousands, except share data)

ASSETS

	March 31,	December 31,
	2012	2011
Current Assets:
Cash and cash equivalents	$50,005	$43,670
Short-term investments	4,336	3,585
Trade accounts receivable, net of allowance of $2,956 and $2,294	25,306	26,195
Other receivables	19,111	16,117
Tax, insurance, and maintenance escrows	20,351	20,501
Prepaid insurance expense	35,605	36,020
Deferred tax asset	24,043	19,934
Other prepaid expenses and current assets	7,666	8,140
Property held for sale	3,377	—
Total current assets	189,800	174,162
Investments in unconsolidated joint ventures	15,772	15,428
Property and equipment, net of accumulated depreciation of $437,106 and $407,952	2,329,419	2,355,425
Restricted deposits	17,564	16,427
Goodwill	118,725	118,725
Other intangible assets, net of accumulated amortization of $53,343 and $48,722	96,252	100,873
Other assets, net	28,189	29,288
Total assets	$2,795,721	$2,810,328

LIABILITIES, SHAREHOLDERS’ EQUITY AND NONCONTROLLING INTEREST

Current Liabilities:
Current portion of long-term debt	$75,668	$74,175
Current portion of capital lease and financing obligations	18,773	17,004
Trade accounts payable	8,177	7,959
Accrued employee compensation and benefits	70,647	70,936
Accrued interest	8,639	9,061
Accrued real estate taxes	10,112	11,791
Accrued professional and general liability	27,718	24,525
Other accrued expenses	19,997	19,477
Deferred revenue	15,939	16,348
Unearned rental income	24,382	22,965
Total current liabilities	280,052	274,241
Long-term debt obligations, less current portion	1,519,248	1,528,710
Capital lease and financing obligations, less current portion	617,404	619,088
Deferred gain on sale of communities	4,520	4,789
Deferred straight-line rent	63,672	61,481
Other long-term liabilities	44,209	39,283
Total liabilities	2,529,105	2,527,592
Commitments and contingencies
Shareholders' Equity and Noncontrolling Interest:
Preferred stock, $0.0001 par value. Authorized 20,000,000 shares, none issued	–	–
Common stock, $0.0001 par value. Authorized 100,000,000 shares, issued and
outstanding 45,046,503 and 44,989,861 shares	4	4
Additional paid-in capital	825,620	822,345
Accumulated deficit	(562,630)	(543,249)
Total Emeritus Corporation shareholders’ equity	262,994	279,100
Noncontrolling interest-related party	3,622	3,636
Total shareholders' equity	266,616	282,736
Total liabilities, shareholders' equity, and noncontrolling interest	$2,795,721	$2,810,328

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2012	2011
Revenues:
Community revenue	$317,923	$294,720
Management fees	5,056	5,461
Total operating revenues	322,979	300,181

Expenses:
Community operations (exclusive of depreciation and amortization
and community leases shown separately below)	213,473	199,031
General and administrative	23,423	23,213
Transaction costs	306	6,749
Impairments of long-lived assets	2,135	–
Depreciation and amortization	32,570	28,087
Community leases	31,171	30,996
Total operating expenses	303,078	288,076
Operating income	19,901	12,105

Other income (expense):
Interest income	104	111
Interest expense	(39,045)	(36,264)
Change in fair value of derivative financial instruments	(211)	–
Net equity losses for unconsolidated joint ventures	(392)	(374)
Other, net	520	2,025
Net other expense	(39,024)	(34,502)

Loss from operations before income taxes	(19,123)	(22,397)
Provision for income taxes	(272)	(281)
Net loss	(19,395)	(22,678)
Net loss attributable to the noncontrolling interests	14	117
Net loss attributable to Emeritus Corporation
common shareholders	$(19,381)	$(22,561)

Basic and diluted loss per common share attributable to
Emeritus Corporation common shareholders:	$(0.43)	$(0.51)

Weighted average common shares outstanding	44,582	44,210

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(19,395)	$(22,678)
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
Depreciation and amortization	32,570	28,087
Amortization of above/below market rents	1,754	1,967
Amortization of deferred gains	(269)	(288)
Impairment of long-lived assets	2,135	–
Gain on sale of investments	–	(1,569)
Amortization of loan fees	845	734
Allowance for doubtful receivables	2,308	2,034
Equity investment losses	392	374
Stock-based compensation	2,845	2,343
Change in fair value of derivative financial instruments	211	–
Deferred straight-line rent	1,202	2,492
Deferred revenue	(299)	486
Other	629	1,520
Change in other operating assets and liabilities	1,264	(15,768)
Net cash provided by (used in) operating activities	26,192	(266)

Cash flows from investing activities:
Acquisition of property and equipment	(6,277)	(7,220)
Community acquisitions, net of cash acquired	–	(23,273)
Proceeds from the sale of assets	–	2,805
Other assets	(11)	(675)
Advances to affiliates and other managed communities, net	(165)	(2,050)
Distributions from (contributions to) unconsolidated joint ventures, net	(678)	550
Net cash used in investing activities	(7,131)	(29,863)

Cash flows from financing activities:
Sale of stock, net	412	397
Distribution to noncontrolling interest	–	(4,077)
Increase in restricted deposits	(1,095)	(318)
Debt issuance and other financing costs	(180)	(1,197)
Proceeds from long-term borrowings and financings	–	35,650
Repayment of long-term borrowings and financings	(7,969)	(27,114)
Repayment of capital lease and financing obligations	(3,894)	(3,395)
Net cash used in financing activities	(12,726)	(54)

Net increase (decrease) in cash and cash equivalents	6,335	(30,183)
Cash and cash equivalents at the beginning of the period	43,670	110,124
Cash and cash equivalents at the end of the period	$50,005	$79,941

Emeritus Corporation
Cash lease and interest expense
Three months ended March 31, 2012

		Projected
	Actual	Range
	Q1-2012	Q2-2012
Facility lease expense - GAAP	$31,171	$31,000 - $31,300
Less:
Straight-line rents	(1,202)	(1,100) - (1,200)
Above/below market rents	(1,754)	(1,700) - (1,800)
Plus:
Capital lease interest	13,139	13,100 -13,300
Capital lease principal	2,641	2,600 – 2,900
Facility lease expense - CASH	$43,995	$43,900 - $44,500

Interest expense - GAAP	$39,045	$38,900 - $39,400
Less:
Capital lease interest	(13,139)	(13,100) - (13,300)
Loan fee amortization and other	(864)	(860) - (960)
Interest expense - CASH	$25,042	$24,940 - $25,140

Depreciation - owned assets	$18,657	$18,700 - 19,000
Depreciation - capital leases	11,230	11,200 - 11,400
Amortization - intangible assets	2,683	2,700 - 2,800
Total depreciation and amortization	$32,570	$32,600 - 33,200

EMERITUS CORPORATION
Consolidated Supplemental Financial Information For the Quarters Ended
(unaudited)
(Dollars in thousands, except non-financial and per-unit data)

Non-Financial Data	Q1 2011	Q2 2011	Q3 2011	Q4 2011	Q1 2012
Average consolidated communities	306.7	316.0	333.3	332.8	328.0
Average available units	28,134	28,843	30,173	30,096	29,667
Average occupied units	24,205	24,793	26,095	26,059	25,694
Average occupancy	86.0%	86.0%	86.5%	86.6%	86.6%
Average monthly revenue per occupied unit	$4,059	$4,057	$4,065	$4,080	$4,124
Calendar days	90	91	92	92	91

Community revenues:
Community revenues	$290,489	$297,501	$313,711	$313,613	$312,724
Move-in fees	4,960	5,135	5,456	5,751	5,816
Move-in incentives	(729)	(914)	(930)	(378)	(617)
Total community revenues	$294,720	$301,722	$318,237	$318,986	$317,923

Community operating expenses:
Salaries and wages - regular and overtime	$91,549	$94,607	$100,223	$100,884	$98,277
Average daily salary and wages	$1,017	$1,040	$1,089	$1,097	$1,080
Average daily wages per occupied unit	$42.02	$41.93	$41.75	$42.08	$42.03

Payroll taxes and employee benefits	$33,425	$31,588	$33,366	$32,347	$34,839
Percent of salaries and wages	36.5%	33.4%	33.3%	32.1%	35.4%

Prior year self-insurance reserve adjustments	$32	$3,141	$8,605	$4,133	$397

Utilities	$13,492	$12,073	$15,351	$12,586	$13,532
Average monthly cost per occupied unit	$186	$162	$196	$161	$176

Facility maintenance and repairs	$7,420	$7,687	$8,498	$8,178	$7,877
Average monthly cost per occupied unit	$102	$103	$109	$105	$102

All other community operating expenses	$53,113	$56,262	$57,380	$61,227	$58,551
Average monthly cost per occupied unit	$731	$756	$733	$783	$760

Total community operating expenses	$199,031	$205,358	$223,423	$219,355	$213,473

Community operating income	$95,689	$96,364	$94,814	$99,631	$104,450

Operating income margin	32.5%	31.9%	29.8%	31.2%	32.9%

EMERITUS CORPORATION
Selected Consolidated and Same Community Information For the Quarters Ended
(unaudited) (Community revenue and operating expense in thousands)

	Q1 2011	Q2 2011	Q3 2011	Q4 2011	Q1 2012
Consolidated:
Average consolidated communities	306.7	316.0	333.3	332.8	328.0
Community revenue	$294,720	$301,722	$318,237	$318,986	$317,923
Community operating expense	$199,031	$205,358	$223,423	$219,355	$213,473
Average occupancy	86.0%	86.0%	86.5%	86.6%	86.6%
Average monthly revenue per unit	$4,059	$4,057	$4,065	$4,080	$4,124
Operating income margin	32.5%	31.9%	29.8%	31.2%	32.9%

Same Community:
Average consolidated communities	296.0	296.0	296.0	296.0	296.0
Community revenue	$289,179	$288,305	$289,686	$289,079	$289,591
Community operating expense	$193,633	$191,682	$192,923	$193,350	$193,521
Average occupancy	86.5%	86.4%	86.9%	87.1%	86.7%
Average monthly revenue per unit	$4,105	$4,100	$4,097	$4,083	$4,104
Operating income margin	33.0%	33.5%	33.4%	33.1%	33.2%